Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Affinitas GmbH:

We consent to the use of our report dated August 16, 2017, with respect to the consolidated balance sheet of Affinitas GmbH and its subsidiaries, as of January 1, 2015, December 31, 2015 and December 31, 2016, and the related consolidated statements of comprehensive income/loss, shareholder’s equity and cash flows for each of the years in the two-year period ended December 31, 2016, included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Leipzig, Germany

September 27, 2017